THIRD AMENDMENT OF EMPLOYMENT AGREEMENT

                This Third Amendment of Employment Agreement (this “Amendment”) is entered into as of the 12th day of March, 2002, by and between quepasa.com, inc., a Nevada corporation (the “Company”), and Robert J. Taylor (“Taylor”).

Explanatory Statements

                A.            The Company and Taylor entered into an Employment Agreement dated as of February 23, 1999, an Amended and Restated Employment Agreement dated as of May 10, 1999, a Second Amended and Restated Employment dated as of August 1, 1999, a Third Amended and Restated Employment Agreement dated as of January 1, 2000, an Amendment of Employment Agreement dated as of June 30, 2001, and a Second Amendment of Employment Agreement dated as of October 10, 2001 (collectively, the “Employment Agreement”) whereby the Company agreed to employ Taylor and Taylor accepted employment with the Company.

                B.            The Company and Taylor have agreed that Taylor’s employment with the Company shall terminate on the earlier to occur of (i) the closing of an event constituting a Significant Event (as defined below) or (ii) March 29, 2002.

                C.            In the event Taylor’s employment with the Company terminates on March 29, 2002, Taylor has agreed to provide the Company with transition services as reasonably requested by the Company’s Board of Directors until the earlier of (i) 30 days following the effective date of a Significant Event (as defined below) or (ii) May 31, 2002 without compensation.

                D.            In consideration of Taylor’s agreement to provide the Company with transition services without compensation and to terminate his employment prior to the Company’s anticipated annual meeting of shareholders, the Company has agreed that on the earliest to occur of (i) the effective date of an event constituting a Significant Event (as defined below), (ii) March 29, 2002, or (iii) the termination of Taylor’s employment by the Company for any reason other than for Cause (as defined in the Employment Agreement), all unvested stock options held by Taylor on such date shall immediately and without further action vest and be exercisable as to all shares covered thereby for a period of ten years from the date of grant.

                E.             The Company and Taylor desire to amend the Employment Agreement in accordance with the foregoing and as set forth herein.

                NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employment Agreement is hereby amended and modified as follows:

                1.             All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

                2.             This Amendment shall be effective upon the approval and ratification of this Amendment by the Company’s Board of Directors.

                3.             Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

                                “3.           Term.  Taylor’s employment shall commence on the 8th day of March, 1999 (the “Effective Date”), and shall continue until the earliest to occur of (i) the closing of an event constituting a Significant Event (as defined in Section 7) or (ii) March 29, 2002 (the “Initial Term”), unless terminated earlier in accordance with this Agreement. In the event Taylor’s employment with the Company terminates on March 29, 2002, Taylor will provide the Company with transition services as reasonably requested by the Board until the earlier of (a) 30 days following the effective date of a Significant Event (as defined in Section 7) or (b) May 31, 2002.  Taylor will not be compensated for the provision of transition services hereunder; provided, however, that the Company shall reimburse Taylor for all expenses incurred by Taylor with respect to his provision of the transition services on the presentation by Taylor of itemized accounts of such expenditures in accordance with guidelines set forth by the Company and the Internal Revenue Service.”

                4.             The phrase “for the Renewal Term,” shall be removed from the last sentence of Section 4 of the Employment Agreement.

                5.             Subsection 5(e) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

                “The termination of Taylor’s employment with, and provision of transition services to, the Company in accordance with Section 3 hereof; or”

                6.             Section 7 of the Employment Agreement shall be amended by deleting the paragraph that follows subsection “j” in its entirety and replacing it with the following:

“On the earliest to occur of (i) the effective date of an event constituting a Significant Event (as defined below), (ii) March 29, 2002, or (iii) the termination of Taylor’s employment by the Company for any reason other than for “Cause,” all unvested Options held by Taylor on such date shall immediately and without further action vest and be exercisable as to all shares covered thereby for a period of ten years from the date of grant, notwithstanding anything to the contrary in this Section 7 or other provisions of this Agreement or any option agreement between the Company and Taylor.  “Significant Event” means (a) a sale of all or substantially all of the assets of the Company, (b) a merger, acquisition, consolidation or other transaction involving the transfer or issuance of at least 30% of the outstanding voting stock of the Company, (c) a majority of the Board ceases to consist of Continuing Directors (as defined below) or (d) a liquidation of the Company.  “Continuing Directors” means members of the Board on March 22, 2001 and any member of the Board appointed by the Board after March 22, 2001 so long as a majority of the Board at the time of such appointment are Continuing Directors.  Except as otherwise specifically set forth herein, the Options shall be subject to the terms and conditions of the Plan.”

                7.             Except as otherwise expressly provided in this Amendment, the Employment Agreement shall remain unchanged and in full force and effect.

* * *

                IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

Company:

quepasa.com, inc.

By:	/s/ Gary L. Trujillo
Gary L. Trujillo
Chairman

Taylor:

/s/ Robert J. Taylor
Robert J. Taylor